EXHIBIT 99.1

TOR Minerals Announces Third Quarter 2006 Financial Results

CORPUS CHRISTI, Texas, November 7, 2006 -- TOR Minerals International (Nasdaq:TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced its financial results for the third quarter ended September 30, 2006.  The company reported net income available to common shareholders of $1,000 or $0.00 per fully diluted share, on net sales of $6,998,000.  This compares with a net loss available to common shareholders of ($331,000), or ($0.04) per share, on net sales of $6,498,000 for the quarter ended September 30, 2005.

The company continues to focus its efforts on growing revenue, maximizing production efficiencies, and controlling costs.  Despite the loss of a single customer that accounted for 20% of third quarter 2005 revenue, these actions resulted in an 8% increase in revenue, a reduction in SG&A expenses and contributed to breakeven results during the third quarter of 2006.

Third quarter sales of HITOX® worldwide increased 39% and specialty alumina sales in Europe increased by 52% versus the third quarter of 2005.  For the nine months ended September 30, 2006, HITOX sales increased 20% and specialty alumina sales in Europe increased 29% from the same period last year.  “We continue to see strong increases of HITOX sales in Europe and Asia, and recent HITOX sales in Central and South America have ramped.  Also, our leading market share in solid surface fillers in Europe continues to drive sales of our specialty alumina products,” said Dr. Olaf Karasch, CEO of TOR Minerals.  “The value proposition of our products is clear to our customers and our efforts to introduce new and existing products are showing significant traction,”

During the third quarter of 2006, gross margin was 17.7% of sales, an increase of 1.3 percentage points versus the third quarter of 2005, and a sequential decrease of 5.8 percentage points from second quarter 2006.  The sequential decline in gross margins was largely due to the under absorption of fixed costs, particularly in the company’s Malaysian operations, which were only partially offset by price increases and production efficiencies.

“We expect profitability to improve as we continue our efforts to drive revenue growth, improve production efficiencies, and keep a tight control on costs,” said Dr. Karasch.  “In addition to the energy cost savings we are already achieving from the new HITOX production process in Corpus Christi, we have identified more than $0.5 million of additional annual cost savings from improving production efficiencies across all of our operations that we hope to achieve.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on November 7, 2006 to further discuss third quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the company's website at www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051

Tables Follow

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
NET SALES	$6,998	$6,498	$20,724	$22,584
Cost of sales	5,760	5,434	16,392	17,797
GROSS MARGIN	1,238	1,064	4,332	4,787
GROSS MARGIN %	18%	16%	21%	21%
Selling, administrative and general	1,075	1,143	3,417	3,658
OPERATING INCOME	163	(79)	915	1,129
OTHER INCOME (EXPENSE):
Interest expense, net	(138)	(103)	(384)	(279)
Loss on foreign currency exchange rate	(23)	(64)	(54)	(113)
INCOME BEFORE INCOME TAX	2	(246)	477	737
Income tax expense	(14)	70	124	267
NET INCOME	$16	$(316)	$353	$470
Less: Preferred Stock Dividends	15	15	45	45
Income Available to Common Shareholders	$1	$(331)	$308	$425

Income per common share:
Basic	$0.00	$(0.04)	$0.04	$0.05
Diluted	$0.00	$(0.04)	$0.04	$0.05
Weighted average common shares outstanding:
Basic	7,837	7,821	7,834	7,808
Diluted	7,864	7,821	7,886	8,127

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current Assets	$14,787	$12,725
Property, plant and equipment, net	19,663	19,535
Goodwill, net	1,851	1,729
Other assets	57	46
Total Assets	$36,358	$34,035

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$5,480	$5,095
Long-term debt, excluding current maturities	6,154	5,460
DEFERRED TAX LIABILITY	659	528
Total liabilities	12,293	11,083
Shareholder's equity	24,065	22,952
Total Liabilities & Shareholders' Equity	$36,358	$34,035